Exhibit 99.1

Premier Exhibitions Inc. Issues Shareholder Update Letter

Atlanta, April 12, 2016 -- Premier Exhibitions, Inc. (the “Company” or “Premier”) (OTCQB:PRXI), a leading presenter of quality touring exhibitions around the world, today announced the issuance of a letter by the Executive Chairman, President and CEO, Daoping Bao, to update shareholders on Company progress.

Dear Fellow Shareholders:

Thank you for your commitment to Premier Exhibitions, Inc. In January, we provided a corporate update that outlined the immediate priorities for the Company. Management, the employees, and our partners have worked tirelessly toward these strategic objectives.

Strategic Objective #1: Stabilize expenses with improved oversight and controls

Update:

Since the merger, Premier has made organizational changes to reduce general and administrative expenses across the Company. In addition to rewriting travel and expense policies, lowering the threshold for expenses that require approval, establishing a more disciplined approach to contract negotiation, and approving any binding agreements company-wide, the Company has also:

-	Made significant management changes. These changes include the departure of John Norman as President of Premier’s subsidiaries Premier Exhibition Management, LLC and Arts & Exhibitions International, LLC, as of March 21, 2016.

-	Reduced legacy Premier compensation by approximately US$1.5 million per year since the date of the merger. Along with the departure of Mr. Norman, the Company completed a reduction in headcount to further consolidate operations and streamline production. We also experienced voluntary staff departures in positions we do not intend to fill, which contributed to the reduction in compensation related costs.

-	Reduced Corporate Leasehold Expenses. The Company reached an agreement to terminate its office lease at Tower Place in Atlanta, which has allowed us to consolidate corporate office and warehouse needs. This office space restructuring will result in approximately US$240,000 in annual cost savings.

-	Improved Inventory Controls. Since the merger, our internal teams have worked to consolidate warehouse space and implement a comprehensive inventory database for equipment, lighting, tools, and exhibitry elements. This work has been partially completed and the teams have identified surplus assets which could potentially be monetized.

Strategic Objective #2: Explore opportunities in Asia

Update:

The Company continues its negotiations on a strategic relationship with Macau Legend Development Ltd. and its large-scale redevelopment of Macau’s Fisherman Wharf.  The Company provided design services for the project, which includes fossil exhibits as well as media content and interactive elements to provide an engaging visitor experience. While the conceptual design work for the project has substantially been completed, there is no assurance the current negotiations will result in a definitive agreement.

The Titanic artifacts are of particular interest in Asia, and we are exploring opportunities to exhibit our unique collections.  Venue discussions are in various stages and the Company will provide further detail once agreements have been executed.

Strategic Objective #3: Improve ticket sales and gross margin at the Company’s permanent venues.

Update:

The Company has critically reviewed its permanent venue structure and identified opportunities to reduce its cost structure and redistribute assets to focus on profitability. While increases in ticket sales will require longer term marketing efforts, the Company has taken steps to significantly reduce costs at all of its existing venues.

As of April 17, 2016, our Buena Park facility will be closing because the landlord is reclaiming the building for redevelopment. At this time, the Company has no plan to re-open a permanent venue in this market.

The Company is also working with its landlord to explore its options under the “Premier Exhibitions on 5th Avenue” lease in New York City. While the Company had high expectations for the New York City Venue, our ticket sales at that location have not covered the high costs of rent in that market and have resulted in losses to date. We will make further announcements when these plans are finalized.

We have also elected to end our use of the remaining two sets licensed from Dr. Hongjin Sui and his affiliates, under which Premier licensed the use of anatomical specimens for use in our BODIES series of exhibitions. Premier will continue to present its “BODIES” exhibitions at its permanent venues in Las Vegas and Atlanta, and will likewise continue to present traveling Bodies exhibitions when presented with good opportunities, in all cases utilizing other sets of human anatomy specimens owned by the Company. The termination of this license agreement will reduce our operating costs by over US$1 million annually.

Bridge Financing

In our January update to shareholders, we outlined the negotiated terms and timeline for up to US$5 million in Bridge Financing from a lending group. The Note provided that the Company would make draws of: (i) US$1 million on or before December 10, 2015; (ii) US$1 million, on or before December 18, 2015; (iii) US$1 million on or before December 31, 2015, and (iv) at the election of the lending group, up to an additional $2 million. The Company received a US$1 million draw in December, a US$500,000 draw in January, and a US$1.5 million draw in April. The delays in receiving the funding required careful management of the Company’s cash balances. We relied heavily on the patience and commitment of our vendors and partners through this time.

At the time of, and as a condition to, receiving the last US$1.5 million in funding, the Company entered into replacement notes with each individual member of the lending group as replacements for the original note. These replacement notes do not provide the Company the ability to request the remaining US$2 million in funding, and the Company does not anticipate receiving this additional funding from these lenders in the future.

Financial disclosures

The Company has not yet filed our required Form 8-K/A that will provide proforma combined financials for the period ending September 30, 2015, and this process has similarly delayed our filing of our Form 10-K for the period ending December 31, 2015. We now expect to file the Form 8-K/A during the last week in April, and expect to file the Form 10-K approximately 45 days following that filing.

Restatement of Financials

We have identified discrepancies in the accounting treatment of capital leases for Dinoking Tech, Inc., and have been working to restate financial information for pre-merger periods. We have prepared preliminary financial information (unaudited) demonstrating the impact to the historical financial information of DinoKing Tech. However, these amounts are preliminary, unaudited, and will not be finalized until the related audit is complete.

The restatement results from the interpretation of complex accounting standards regarding lease accounting, in particular with respect to accounting for the modification of lease contracts, which dictate the reporting of revenue in periods where the company has ongoing service obligations. The general result of the restatement is to defer revenue previously recognized in fiscal years 2013 and 2014, resulting in a decrease in reported income during fiscal years 2013 and 2014, and an increase in reported income for the first nine months of 2015 and for future periods.

For fiscal year 2013, the restatement will reduce reported revenues of Dinoking Tech for that period from Cdn$6.4 million to Cdn$5.4 million; will reduce cost of sales from Cdn$2.5 million to Cdn$1.6 million; and will reduce operating income from Cdn$1.0 million to Cdn$0.7 million. For fiscal year 2014, the restatement will reduce reported revenues of Dinoking Tech for that period from Cdn$11.1 million to Cdn$6.0 million; will reduce cost of sales from Cdn$1.6 million to Cdn$1.0 million; and will reduce operating income from Cdn$6.5 million to Cdn$2.1 million.

Consolidated year to date revenues for Dinoking through September 30, 2015, were approximately Cdn$5.35 million with associated cost of goods sold of Cdn$0.49 million, generating gross margin of approximately Cdn$4.8 million or gross margin percent of 91%. Operating income before taxes for the first nine months of 2015 is expected to be Cdn$1.68 million.

Estimated Earnings

Because the review for the period ending September 30, 2015, has not yet concluded, we cannot with certainty provide our results for that period. However, based on work to date, we expect the revenues of Premier Exhibitions, Inc. for the period ending September 30, 2015, to be approximately US$20.2 million with associated cost of goods sold of US$16.2 million, generating gross margin of approximately US$4 million or gross margin percent of 19.8%. Net loss before taxes for the first nine months of 2015 is expected to be US$11.6 million. Because this period is pre-merger, these figures do not include the results of Dinoking Tech, Inc. for that period.

Working Capital

As of April 12th, Premier has approximately US$5.5 million of current accounts payable and accrued liabilities outstanding and approximately US$1.9 million in available cash.

Titanic

Finally, I would like to reiterate the Company’s commitment to explore strategic opportunities with the TITANIC artifacts to enhance value for all shareholders. We are actively seeking options and creative solutions which will allow us to unlock additional value including developing additional revenue streams with our intellectual property, expanding our Titanic exhibitions into China, and exploring all other long-term options for the artifacts that enhance shareholder value. We are also pursuing a sale of the entire artifact collection, in accordance with the covenants and conditions imposed by the court in the Titanic case.

Closing

When I stepped into the role of Executive Chairman, I understood that leading this Company was going to be a challenge. Before we can get to the optimistic future of Premier, we have to deal with the immediate legacy issues and financial hurdles. Our current cash balance is extremely low; we are taking all reasonable steps to stabilize the Company. It is a daily challenge, one in which we are completely vested.

I assure you, I have never backed down from a challenge. I have heard your concerns, and I ask that you look at what we have accomplished in a short time and give me time to honor your investment. It is my sincere goal to stabilize the Company’s finances and return it to profitability.

Sincerely

Daoping Bao
Executive Chairman
President & CEO

About Premier Exhibitions, Inc.:

Premier Exhibitions, Inc. (OTCQB:PRXI), located in Atlanta, GA, is a leading provider of museum quality and touring exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities for guests to experience compelling stories using authentic objects and artifacts and immersive experiences that are engaging, entertaining and grounded in current science. Exhibitions are presented in outdoor parks & zoos, museums, exhibition centers and other entertainment venues. Additional information about Premier Exhibitions, Inc. is available at www.prxi.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. The actual results or outcomes of Premier Exhibitions, Inc. may differ materially from those anticipated. Although Premier Exhibitions, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions, Inc. can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this press release, such information should not be regarded as a representation by Premier Exhibitions, Inc. that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding the results of certain legal proceedings and competition. Forward-looking statements consist of statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "intend," "expect," "will," "anticipate," “outlook,” "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions, Inc. most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled "Risk Factors." Premier Exhibitions, Inc. does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, please contact:

Michael Little, Chief Financial Officer

Premier Exhibitions Inc.

Phone: +1 (404) 842-2600

Email: michael.little@prxi.com